Exhibit 99.7

PART I.  FINANCIAL INFORMATION

 Item 1.  Financial Statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except share data)	June 30, 2024	December 31 ,2023
Assets
Cash and due from banks	$100,652	$55,083
Time deposits in other financial institutions	350	350
Cash and cash equivalents	101,002	55,433

Equity securities, at fair value (Note 2)	7,502	7,505
Securities available for sale, at fair value (Note 2)	491,670	514,598
Securities held to maturity, at amortized cost net of credit losses (Note 2)	392,699	407,959
Federal Home Loan Bank stock	4,449	4,449
Federal Reserve Bank stock	5,066	5,065
Loans held for sale	5,946	4,710
Loans to other financial institutions (Note 3)	36,569	19,400
Core loans (Note 3)	1,400,958	1,391,253
Total loans held for investment (Note 3)	1,437,527	1,410,653
Allowance for credit losses (Note 3)	(16,152)	(15,685)
Loans, net	1,421,375	1,394,968

Premises and equipment, net	27,370	29,750
Other real estate owned, net	272	122
Cash value of life insurance policies	45,384	45,074
Goodwill	59,946	59,946
Core deposit intangible	1,448	1,854
Other assets	58,938	45,273
Total assets	$2,623,067	$2,576,706

Liabilities
Deposits – noninterest-bearing	$517,137	$547,625
Deposits – interest-bearing	1,582,365	1,550,985
Brokered deposits	27,177	23,445
Total deposits	2,126,679	2,122,055

Borrowings	210,000	200,000
Subordinated debentures	35,630	35,507
Other liabilities	36,239	23,510
Total liabilities	2,408,548	2,381,072

Shareholders' Equity
Preferred stock; shares authorized: 100,000; shares outstanding: none	-	-
Common stock and paid-in capital, no par value; shares authorized: 15,000,000; shares outstanding: 7,573,618 at June 30, 2024 and 7,548,217 at December 31, 2023	173,984	173,513
Retained earnings	81,836	73,699
Accumulated other comprehensive loss, net	(41,301)	(51,578)
Total shareholders’ equity	214,519	195,634
Total liabilities and shareholders’ equity	$2,623,067	$2,576,706

See accompanying notes to interim consolidated financial statements.

 ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income
Loans, including fees	$21,971	$15,978	$42,757	$30,851
Securities:
Taxable	5,471	5,378	10,819	10,291
Tax exempt	1,410	1,389	2,822	2,824
Other	1,092	571	1,978	748
Total interest income	29,944	23,316	58,376	44,714

Interest expense
Deposits	8,325	5,056	17,102	8,332
Advances from Federal Home Loan Bank	463	621	904	1,226
Other	2,785	1,548	5,525	2,053
Total interest expense	11,573	7,225	23,531	11,611

Net interest income	18,371	16,091	34,845	33,103
Provision for (reversal of) credit losses on loans	272	(415)	675	(106)
Provision for (reversal of) credit losses on unfunded commitments	(272)	165	(675)	(119)
Net Provision for (reversal of) credit losses expense	-	(250)	-	(225)
Net interest income after provision	18,371	16,341	34,845	33,328

Noninterest income
Customer service charges	2,662	2,271	5,067	4,538
Insurance and investment commissions	190	172	388	368
Gains on sales of loans	525	540	979	943
Net gains (losses) on sales of securities	-	-	-	-
Net gains on sales and write downs of other assets	11	133	12	136
Earnings on life insurance policies	305	269	800	532
Trust income	220	196	433	380
Change in market value of equity securities	(71)	(385)	(36)	(322)
Other	241	289	491	581
Total noninterest income	4,083	3,485	8,134	7,156

Noninterest expense
Salaries and benefits	8,264	7,837	16,095	15,920
Occupancy and equipment	1,477	1,507	2,939	3,150
Data processing	1,780	1,681	3,450	3,363
Professional fees	593	619	1,208	1,240
Supplies and postage	168	197	346	388
Advertising and promotional	199	155	349	304
Intangible amortization	203	253	406	505
FDIC insurance	390	220	765	520
Other	1,204	1,104	2,404	2,178
Total noninterest expense	14,278	13,573	27,962	27,568

Income before income tax	8,176	6,253	15,017	12,916
Income tax expense	1,590	1,040	2,797	2,070

Net income	$6,586	$5,213	$12,220	$10,846

Basic earnings per share (Note 4)	$0.87	$0.69	$1.62	$1.44
Diluted earnings per share (Note 4)	$0.87	$0.69	$1.61	$1.44
Dividends declared per share	$0.27	$0.26	$0.54	$0.52

See accompanying notes to interim consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$6,586	$5,213	$12,220	$10,846

Other comprehensive income:
Change in net unrealized gain (loss) on available-for-sale securities	184	(5,018)	(2,986)	8,676
Income tax benefit (expense)	(39)	1,054	627	(1,822)
Less: reclassification adjustment for net (gain) loss included in net income	-	-	-	-
Income tax benefit (expense)	-	-	-	-
Less: reclassification adjustment for net (gain) loss for fair value hedge	1,663	6,752	6,986	731
Income tax benefit (expense)	(349)	(1,417)	(1,467)	(153)
Less: net unrealized (gains) losses on securities transferred from available-for-sale to held-to-maturity	-	-	-	-
Income tax benefit (expense)	-	-	-	-
Unrealized gain (loss) on available-for-sale securities, net of tax	1,459	1,371	3,160	7,432

Reclassification of unrealized gain (loss) upon transfer of securities from available-for-sale to held-to-maturity	-	-	-	-
Income tax benefit (expense)	-	-	-	-
Amortization of net unrealized (gains) losses on securities transferred from available-for-sale to held-to-maturity	56	165	112	194
Income tax benefit (expense)	(12)	(35)	(24)	(41)
Unrealized loss on held to maturity securities, net of tax	44	130	88	153

Change in net unrealized gain (loss) on cash flow hedge	1,719	6,019	7,805	3,123
Income tax benefit (expense)	(361)	(1,264)	(1,639)	(656)
Less: reclassification adjustment for net (gain) loss on cash flow hedge	-	-	-	-
Income tax benefit (expense)	-	-	-	-
Less: amortization of net unrealized (gains) losses included in net income	205	887	1,092	1,043
Income tax benefit (expense)	(43)	(186)	(229)	(219)
Unrealized gain (loss) on cash flow hedge instruments, net of tax	1,520	5,456	7,029	3,291

Other comprehensive income (loss), net of tax	3,023	6,957	10,277	10,876

Comprehensive income (loss)	$9,609	$12,170	$22,497	$21,722

 See accompanying notes to interim consolidated financial statements.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)
For the six months ended June 30,

(Dollars in thousands, except per share data)	Number of Shares	Common Stock and Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss), Net	Total
Balance, January 1, 2023	7,516,098	$172,277	$60,348	$(71,797)	$160,828

Net income			10,846		10,846
Other comprehensive income (loss)				10,876	10,876
Shares issued	18,560	297			297
Effect of employee stock purchases		14			14
Stock-based compensation expense		292			292
Cash dividends declared ($0.52 per share)			(3,913)		(3,913)

Balance, June 30, 2023	7,534,658	$172,880	$67,281	$(60,921)	$179,240

Balance, January 1, 2024	7,548,217	$173,513	$73,699	$(51,578)	$195,634

Net income			12,220		12,220
Other comprehensive income (loss)				10,277	10,277
Shares issued	24,521	115			115
Effect of employee stock purchases		22			22
Stock options exercised and issued (1)	880				-
Stock-based compensation expense		334			334
Cash dividends declared ($0.54 per share)			(4,083)		(4,083)

Balance, June 30, 2024	7,573,618	$173,984	$81,836	$(41,301)	$214,519

(1)	The amount shown represents the number of shares issued in net exercise transactions where shares were surrendered in payment of taxes and/or payment of all or part of the exercise price.

ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)
For the three months ended June 30,

(Dollars in thousands, except per share data)	Number of Shares	Common Stock and Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss), Net	Total
Balance, April 1, 2023	7,521,749	$172,564	$64,026	$(67,878)	$168,712

Net income			5,213		5,213
Other comprehensive income (loss)				6,957	6,957
Shares issued	12,909	150			150
Effect of employee stock purchases		7			7
Stock-based compensation expense		159			159
Cash dividends declared ($0.26 per share)			(1,958)		(1,958)

Balance, June 30, 2023	7,534,658	$172,880	$67,281	$(60,921)	$179,240

Balance, April 1, 2024	7,556,137	$173,786	$77,294	$(44,324)	$206,756

Net income			6,586		6,586
Other comprehensive income (loss)				3,023	3,023
Shares issued	17,481	25			25
Effect of employee stock purchases		11			11
Stock-based compensation expense		162			162
Cash dividends declared ($0.27 per share)			(2,044)		(2,044)

Balance, June 30, 2024	7,573,618	$173,984	$81,836	$(41,301)	$214,519

(1)	The amount shown represents the number of shares issued in net exercise transactions where shares were surrendered in payment of taxes and/or payment of all or part of the exercise price.

 ChoiceOne Financial Services, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(Dollars in thousands)	2024	2023
Cash flows from operating activities:
Net income	$12,220	$10,846
Adjustments to reconcile net income to net cash from operating activities:
(Reversal of) provision for credit losses	-	(225)
Depreciation	1,272	1,230
Amortization	4,810	4,970
Compensation expense on employee and director stock purchases, stock options, and restricted stock units	576	487
Net change in market value of equity securities	36	322
Gains on sales of loans	(979)	(943)
Loans originated for sale	(29,067)	(29,192)
Proceeds from loan sales	28,400	25,684
Earnings on bank-owned life insurance	(604)	(532)
Earnings on death benefit from bank-owned life insurance	(196)	-
Deferred federal income tax (benefit)/expense	231	59
Net change in:
Other assets	794	6,601
Other liabilities	13,557	5,856
Net cash provided by operating activities	31,050	25,163

Cash flows from investing activities:
Sales of equity securities	-	42
Maturities, prepayments and calls of securities available for sale	17,962	15,159
Maturities, prepayments and calls of securities held to maturity	15,086	5,091
Purchases of securities available for sale	(768)	(676)
Purchases of equity securities	(33)	(98)
Purchases of securities held to maturity	(700)	(597)
Purchase of Federal Home Loan Bank stock	(1)	(4,849)
Loan originations and payments, net	(27,232)	(74,553)
Proceeds from bank owned life insurance death benefits claim	490	-
Additions to premises and equipment	(794)	(2,212)
Payments for derivative contracts settlements	-	(4,191)
Net cash provided by (used in) investing activities	4,010	(66,884)

Cash flows from financing activities:
Net change in deposits	4,624	(31,615)
Net change in short term borrowings	10,073	110,000
Issuance of common stock	115	116
Share based compensation withholding obligation	(220)	-
Cash dividends	(4,083)	(3,913)
Net cash provided by financing activities	10,509	74,588

Net change in cash and cash equivalents	45,569	32,867
Beginning cash and cash equivalents	55,433	43,943

Ending cash and cash equivalents	$101,002	$76,810

Supplemental disclosures of cash flow information:
Cash paid for interest	$24,686	$10,269
Cash paid for income taxes	2,750	2,900
Loans transferred to other real estate owned	150	266

See accompanying notes to interim consolidated financial statements.

ChoiceOne Financial Services, Inc.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include ChoiceOne Financial Services, Inc. (“ChoiceOne”), its wholly-owned subsidiaries, ChoiceOne Bank (the “Bank”) and 109 Technologies, LLC, and ChoiceOne Bank’s wholly-owned subsidiary, ChoiceOne Insurance Agencies, Inc. (the “Insurance Agency”). Intercompany transactions and balances have been eliminated in consolidation.

ChoiceOne owns all of the common securities of Community Shores Capital Trust I (the “Capital Trust”). Under U.S. generally accepted accounting principles (“GAAP”), the Capital Trust is not consolidated because it is a variable interest entity and ChoiceOne is not the primary beneficiary.

The accompanying unaudited consolidated financial statements and notes thereto reflect all adjustments ordinary in nature which are, in the opinion of management, necessary for a fair presentation of such financial statements.  Operating results for the six months ended June 30, 2024, are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2023.

Use of Estimates

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, ChoiceOne’s management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided. These estimates and assumptions are subject to many risks and uncertainties, and actual results may differ from these estimates. Estimates associated with the allowance for credit losses and the unrealized gains and losses on securities available for sale and held to maturity are particularly susceptible to change.

Goodwill

Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the acquired tangible assets and liabilities and identifiable intangible assets. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.

Core Deposit Intangible

Core deposit intangible represents the value of the acquired customer core deposit bases and is included as an asset on the consolidated balance sheets. The core deposit intangible has an estimated finite life, is amortized on an accelerated basis over a 120 month period and is subject to periodic impairment evaluation.

Stock Transactions

A total of 3,883 and 7,705 shares of common stock were issued to ChoiceOne’s Board of Directors for a cash price of $106,000 and $219,000 under the terms of the Directors’ Stock Purchase Plan in the second quarter and first half of 2024, respectively. A total of 2,506 and 4,906 shares for a cash price of $61,000 and $117,000 were issued under the Employee Stock Purchase Plan in the second quarter and first half of 2024, respectively.  ChoiceOne's common stock repurchase program announced in April 2021 and amended in 2022, authorizes repurchases of up to 375,388 shares, representing 5% of the total outstanding shares of common stock as of the date the program was adopted.  No shares were repurchased under this program in the second quarter of 2024.

Reclassifications

Certain amounts presented in prior periods have been reclassified to conform to the current presentation.

Allowance for Credit Losses (“ACL”)

The ACL is a valuation allowance for expected credit losses. The ACL is increased by the provision for credit losses and decreased by loans charged off less any recoveries of charged off loans. As ChoiceOne has had very limited loss experience since 2011, management elected to utilize benchmark peer loss history data to estimate historical loss rates.  ChoiceOne identified an appropriate peer group for each loan cohort which shared similar characteristics. Management estimates the ACL required based on the selected peer group loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, a reasonable and supportable economic forecast, and other factors. Allocations of the ACL may be made for specific loans, but the entire ACL is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the ACL when management believes that collection of a loan balance is not possible.

The ACL consists of general and specific components. The general component covers loans collectively evaluated for credit losses and is based on peer historical loss experience adjusted for current and forecasted factors. Management’s adjustment for current and forecasted factors is based on trends in delinquencies, trends in charge-offs and recoveries, trends in the volume of loans, changes in underwriting standards, trends in loan review findings, the experience and ability of lending staff, and a reasonable and supportable economic forecast described further below.

The discounted cash flow methodology is utilized for all loan pools.  This methodology is supported by our CECL software provider and allows management to calculate contractual life by factoring in all cash flows and adjusting them for behavioral and credit-related aspects.

Reasonable and supportable economic forecasts have to be incorporated in determining expected credit losses. The forecast period represents the time frame from the current period end through the point in time that we can reasonably forecast and support entity and environmental factors that are expected to impact the performance of our loan portfolio. Ideally, the economic forecast period would encompass the contractual terms of all loans; however, the ability to produce a forecast that is considered reasonable and supportable becomes more difficult or may not be possible in later periods. Subsequent to the end of the forecast period, we revert to historical loan data based on an ongoing evaluation of each economic forecast in relation to then current economic conditions as well as any developing loan loss activity and resulting historical data. As of June 30, 2024, we used a one-year reasonable and supportable economic forecast period, with a two year straight-line reversion period.

We are not required to develop and use our own economic forecast model, and we elected to utilize economic forecasts from third-party providers that analyze and develop forecasts of the economy for the entire United States at least quarterly.

Other inputs to the calculation are also updated or reviewed quarterly.  Prepayment speeds are updated on a one quarter lag based on the asset liability model from the previous quarter.  This model is performed at the loan level.  Curtailment is updated quarterly within the ACL model based on our peer group average.  The reversion period is reviewed by management quarterly with consideration of the current economic climate.

We are also required to consider expected credit losses associated with loan commitments over the contractual period in which we are exposed to credit risk on the underlying commitments unless the obligation is unconditionally cancellable by us. Any allowance for off-balance sheet credit exposures is reported as an other liability on our Consolidated Balance Sheet and is increased or decreased via the provision for credit losses account on our Consolidated Statement of Income. The calculation includes consideration of the likelihood that funding will occur and forecasted credit losses on commitments expected to be funded over their estimated lives. The allowance is calculated using the same aggregate reserve rates calculated for the funded portion of loans at the portfolio level applied to the amount of commitments expected to be funded.

Loans that do not share risk characteristics are evaluated on an individual basis and are excluded from the collective evaluation. ChoiceOne has determined that any loans which have been placed on non-performing status, loans with a risk rating of 6 or higher, and loans past due more than 60 days will be assessed individually for evaluation.  Management’s judgment will be used to determine if the loan should be migrated back to pool on an individual basis.  Individual analysis will establish a specific reserve for loans in scope. Specific reserves on non-performing loans are typically based on management’s best estimate of the fair value of collateral securing these loans, adjusted for selling costs as appropriate or based on the present value of the expected cash flows from that loan.

Securities

Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale because they might be sold before maturity. Debt securities classified as available for sale are carried at fair value, with unrealized holding gains and losses reported separately in the accumulated other comprehensive income or loss section of shareholders’ equity, net of tax effect. Restricted investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost. Equity securities consist of investments in preferred stock and investments in common stock of other financial institutions. Equity securities are reported at their fair value with changes in market value reported through current earnings.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments. Gains or losses on sales are recorded on the trade date based on the amortized cost of the security sold.

Securities Available for Sale ("AFS") – For securities AFS in an unrealized loss position, management determines whether they intend to sell or if it is more likely than not that ChoiceOne will be required to sell the security before recovery of the amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income with an allowance being established under CECL.  For securities AFS with unrealized losses not meeting these criteria, management evaluates whether any decline in fair value is due to credit loss factors.  In making this assessment, management considers any changes to the rating of the security by rating agencies and adverse conditions specifically related to the issuer of the security, among other factors.  If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security.  If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses (“ACL”) is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Changes in the ACL under ASC 326-30 are recorded as provisions for (or reversal of) credit loss expense.  Losses are charged against the allowance when the collectability of a security AFS is confirmed or when either of the criteria regarding intent or requirement to sell is met.  Any impairment that has not been recorded through an ACL is recognized in other comprehensive income, net of income taxes.  At June 30, 2024, there was no ACL related to securities AFS.  Accrued interest receivable on securities AFS was excluded from the estimate of credit losses.

Securities Held to Maturity ("HTM") – Since the adoption of CECL, ChoiceOne measures credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics, and considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. The ACL on HTM securities is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected.  HTM securities are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in ChoiceOne’s Consolidated Statements of Income in the provision for credit losses.  Accrued interest receivable on securities HTM is excluded from the estimate of credit losses. With regard to US Treasury securities, these have an explicit government guarantee; therefore, no ACL is recorded for these securities.  With regard to obligations of states and political subdivisions and other HTM securities, management considers (1) issuer bond ratings, (2) historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities.  A discounted cash flow method will be used to determine the reserve required for any credit losses on HTM securities.  At June 30, 2024, the ACL related to securities HTM is insignificant.

Recent Accounting Pronouncements

Improvements to Income Tax Disclosure

ASU 2023-09 enhances transparency by requiring consistent categorization, greater disaggregation, and detailed disclosure related to income taxes paid. These changes aim to help users of financial statements understand factors contributing to differences between effective and statutory tax rates. The disclosure is effective for annual reporting periods beginning after December 15, 2024.

NOTE 2 – SECURITIES

The fair value of equity securities and the related gross unrealized gains and (losses) recognized in noninterest income were as follows:

	June 30, 2024
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity securities	$7,993	$266	$(757)	$7,502

	December 31, 2023
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity securities	$7,960	$212	$(667)	$7,505

The following tables present the amortized cost and fair value of securities available for sale and the gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and the amortized cost and fair value of securities held to maturity and the related gross unrealized gains and losses:

	June 30, 2024
(Dollars in thousands) Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury notes and bonds	$90,112	$-	$(10,801)	$79,311
State and municipal	260,866	-	(31,611)	229,255
Mortgage-backed	196,032	26	(23,000)	173,058
Corporate	250	-	(45)	205
Asset-backed securities	10,050	-	(209)	9,841
Total	$557,310	$26	$(65,666)	$491,670

(Dollars in thousands)
Held to Maturity:
U.S. Government and federal agency	$2,975	$-	$(340)	$2,635
State and municipal	195,460	6	(32,418)	163,048
Mortgage-backed	173,860	-	(24,715)	149,145
Corporate	20,028	19	(2,652)	17,395
Asset-backed securities	376	-	(16)	360
Total	$392,699	$25	$(60,141)	$332,583

	December 31, 2023
(Dollars in thousands) Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury notes and bonds	$90,345	$-	$(10,151)	$80,194
State and municipal	269,918	-	(35,236)	234,682
Mortgage-backed	212,392	14	(23,905)	188,501
Corporate	250	-	(46)	204
Asset-backed securities	11,334	-	(317)	11,017
Total	$584,239	$14	$(69,655)	$514,598

(Dollars in thousands)
Held to Maturity:
U.S. Government and federal agency	$2,972	$-	$(293)	$2,679
State and municipal	196,098	14	(30,220)	165,892
Mortgage-backed	188,329	-	(25,796)	162,533
Corporate	20,013	21	(2,864)	17,170
Asset-backed securities	547	-	(30)	517
Total	$407,959	$35	$(59,203)	$348,791

Available for sale securities with unrealized losses as of June 30, 2024 and December 31, 2023, aggregated by investment category and length of time the individual securities have been in an unrealized loss position, were as follows:

	June 30, 2024
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands) Available for Sale:
U.S. Treasury notes and bonds	$-	$-	$79,311	$10,801	$79,311	$10,801
State and municipal	-	-	229,255	31,611	229,255	31,611
Mortgage-backed	2,503	14	159,321	22,986	161,824	23,000
Corporate	-	-	205	45	205	45
Asset-backed securities	-	-	9,841	209	9,841	209
Total temporarily impaired	$2,503	$14	$477,933	$65,652	$480,436	$65,666

	December 31, 2023
	Less than 12 months		More than 12 months		Total
(Dollars in thousands) Available for Sale:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury notes and bonds	$-	$-	$80,194	$10,151	$80,194	$10,151
State and municipal	557	6	234,125	35,230	234,682	35,236
Mortgage-backed	1,255	23	176,400	23,882	177,655	23,905
Corporate	-	-	204	46	204	46
Asset-backed securities	-	-	11,017	317	11,017	317
Total temporarily impaired	$1,812	$29	$501,940	$69,626	$503,752	$69,655

Held to maturity securities with unrealized losses as of June 30, 2024 and December 31, 2023, aggregated by investment category and length of time the individual securities have been in an unrealized loss position, were as follows:

	June 30, 2024
	Less than 12 months		More than 12 months		Total
(Dollars in thousands) Held to Maturity:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$-	$-	$2,635	$340	$2,635	$340
State and municipal	7,256	1,350	155,628	31,068	162,884	32,418
Mortgage-backed	-	-	149,145	24,715	149,145	24,715
Corporate	-	-	15,731	2,652	15,731	2,652
Asset-backed securities	-	-	360	16	360	16
Total temporarily impaired	$7,256	$1,350	$323,499	$58,791	$330,755	$60,141

	December 31, 2023
	Less than 12 months		More than 12 months		Total
(Dollars in thousands) Held to Maturity:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency	$-	$-	$2,679	$293	$2,679	$293
State and municipal	23	-	165,526	30,220	165,549	30,220
Mortgage-backed	-	-	162,533	25,796	162,533	25,796
Corporate	-	-	15,509	2,864	15,509	2,864
Asset-backed securities	-	-	517	30	517	30
Total temporarily impaired	$23	$-	$346,764	$59,203	$346,787	$59,203

ChoiceOne evaluates all securities on a quarterly basis to determine if an ACL and corresponding impairment charge should be recorded. Consideration is given to the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of ChoiceOne to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value of amortized cost basis. ChoiceOne believes that unrealized losses on securities were temporary in nature and were caused primarily by changes in interest rates, increased credit spreads, and reduced market liquidity and were not caused by the credit status of the issuer.  No ACL was recorded in the three and six months ended June 30, 2024 and 2023.

At June 30, 2024 and December 31, 2023, there were 553 and 569 securities with an unrealized loss, respectively.  Unrealized losses have not been recognized into income because the issuers’ bonds are of high credit quality, and management does not intend to sell prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity.

The majority of unrealized losses at June 30, 2024, are related to U.S. Treasury notes and bonds, state and municipal bonds and mortgage backed securities.  The U.S. Treasury notes are guaranteed by the U.S. government and 100% of the notes are rated AA or better. State and municipal bonds are backed by the taxing authority of the bond issuer or the revenues from the bond. On June 30, 2024, 85% of state and municipal bonds held are rated AA or better, 11% are A rated and 4% are not rated.  Of the mortgage-backed securities held on June 30, 2024, 42% were issued by US government sponsored entities and agencies, and rated AA, 43% are AAA rated private issue and collateralized mortgage obligation, and 15% are unrated privately issued mortgage-backed securities with structured credit enhancement and collateralized mortgage obligation.

Presented below is a schedule of maturities of securities as of June 30, 2024.  Available for sale securities are reported at fair value and held to maturity securities are reported at amortized cost.  Callable securities in the money are presumed called and matured at the callable date.

	Available for Sale Securities maturing within:
(Dollars in thousands)	Less than 1 Year	1 Year - 5 Years	5 Years - 10 Years	More than 10 Years	Fair Value at June 30, 2024
U.S. Treasury notes and bonds	$-	$73,173	$6,138	$-	$79,311
State and municipal	1,006	15,130	77,614	135,505	229,255
Corporate	-	-	205	-	205
Asset-backed securities	-	7,192	2,649	-	9,841
Total debt securities	1,006	95,495	86,606	135,505	318,612

Mortgage-backed securities	12,846	79,329	56,372	24,511	173,058
Total Available for Sale	$13,852	$174,824	$142,978	$160,016	$491,670

	Held to Maturity Securities maturing within:
(Dollars in thousands)	Less than 1 Year	1 Year - 5 Years	5 Years - 10 Years	More than 10 Years	Amortized Cost at June 30, 2024
U.S. Government and federal agency	$-	$2,975	$-	$-	$2,975
State and municipal	1,690	17,189	98,079	78,502	195,460
Corporate	-	-	20,028	-	20,028
Asset-backed securities	376	-	-	-	376
Total debt securities	2,066	20,164	118,107	78,502	218,839

Mortgage-backed securities	16,659	29,543	127,658	-	173,860
Total Held to Maturity	$18,725	$49,707	$245,765	$78,502	$392,699

Following is information regarding unrealized gains and losses on equity securities for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
(Dollars in thousands)
Net gains and (losses) recognized during the period	$(71)	$(385)	$(36)	$(322)
Less: Net gains and (losses) recognized during the period on securities sold	-	-	—	—

Unrealized gains and (losses) recognized during the reporting period on securities still held at the reporting date	$(71)	$(385)	$(36)	$(322)

NOTE 3 – LOANS AND ALLOWANCE FOR CREDIT LOSSES

Loans by type as a percentage of the portfolio were as follows:
	June 30, 2024		December 31, 2023
(Dollars in thousands)	Balance	%	Balance	%	Percent Increase (Decrease)
Agricultural	$45,274	3.2%	$49,210	3.5%	(8.0)%
Commercial and Industrial	224,031	15.6%	229,915	16.3%	(2.6)%
Commercial Real Estate	804,213	55.9%	786,921	55.8%	2.2%
Consumer	32,811	2.3%	36,541	2.6%	(10.2)%
Construction Real Estate	18,751	1.3%	20,936	1.5%	(10.4)%
Residential Real Estate	275,878	19.2%	267,730	19.0%	3.0%
Loans to Other Financial Institutions	36,569	2.5%	19,400	1.4%	88.5%
Gross Loans	$1,437,527		$1,410,653

Allowance for credit losses	16,152	1.12%	15,685	1.11%

Net loans	$1,421,375		$1,394,968

Activity in the allowance for credit losses and balances in the loan portfolio were as follows:

(Dollars in thousands)	Agricultural	Commercial And Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Loans to Other Financial Institutions	Total
Allowance for Credit Losses Three Months Ended June 30, 2024
Beginning balance	$97	$2,243	$918	$9,167	$49	$3,513	$50	$16,037
Charge-offs	-	-	(328)	-	-	-	-	(328)
Recoveries	-	2	166	-	-	3	-	171
Provision	15	(84)	39	194	-	108	-	272
Ending balance	$112	$2,161	$795	$9,361	$49	$3,624	$50	$16,152

Allowance for Credit Losses Six Months Ended June 30, 2024
Beginning balance	$94	$2,216	$823	$8,820	$58	$3,644	$30	$15,685
Charge-offs	-	(1)	(451)	-	-	-	-	(452)
Recoveries	-	11	226	-	-	7	-	244
Provision	18	(65)	197	541	(9)	(27)	20	675
Ending balance	$112	$2,161	$795	$9,361	$49	$3,624	$50	$16,152

Individually evaluated for credit loss	$1	$7	$-	$1	$-	$78	$-	$87

Collectively evaluated for credit loss	$111	$2,154	$795	$9,360	$49	$3,546	$50	$16,065

Loans
June 30, 2024
Individually evaluated for credit loss	$27	$151	$4	$383	$-	$1,927	$-	$2,492
Collectively evaluated for credit loss	45,247	223,880	32,807	803,830	18,751	273,951	36,569	1,435,035
Ending balance	$45,274	$224,031	$32,811	$804,213	$18,751	$275,878	$36,569	$1,437,527

(Dollars in thousands)	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Loans to Other Financial Institutions	Total
Allowance for Credit Losses December 31, 2023
Individually evaluated for impairment	$2	$6	$-	$1	$-	$51	$-	$60

Collectively evaluated for impairment	$92	$2,210	$823	$8,819	$58	$3,593	$30	$15,625

Loans
December 31, 2023
Individually evaluated for impairment	$54	$136	$2	$29	$-	$1,858	$-	$2,079
Collectively evaluated for impairment	$49,156	$229,779	$36,539	$786,892	$20,936	$265,872	$19,400	1,408,574
Acquired with deteriorated credit quality	-	-	-	-	-	-	-	-
Ending balance	$49,210	$229,915	$36,541	$786,921	$20,936	$267,730	$19,400	$1,410,653

(Dollars in thousands)	Agricultural	Commercial and Industrial	Consumer	Commercial Real Estate	Construction Real Estate	Residential Real Estate	Loans to Other Financial Institution	Unallocated	Total
Allowance for Credit Losses Three Months Ended June 30, 2023
Beginning balance	$136	$3,020	$913	$7,837	$72	$3,087	$-	$-	$15,065
Charge-offs	-	-	(131)	-	-	-	-	-	(131)
Recoveries	-	2	59	-	-	2	-	-	63
Provision	(58)	(126)	44	(600)	(2)	287	40	-	(415)
Ending balance	$78	$2,896	$885	$7,237	$70	$3,376	$40	$-	$14,582

Allowance for Credit Losses Six Months Ended June 30, 2023
Beginning balance	$144	$1,361	$310	$4,822	$63	$906	$-	$13	$7,619
Cumulative effect of change in accounting principle	$14	$1,587	$541	$3,006	$20	$2,010	-	$(13)	7,165
Charge-offs	-	-	(271)	-	-	-	-	-	(271)
Recoveries	-	29	129	13	-	5	-	-	176
Provision	(80)	(81)	176	(604)	(13)	455	40	-	(106)
Ending balance	$78	$2,896	$885	$7,237	$70	$3,376	$-	$-	14,582

Individually evaluated for impairment	$1	$34	$-	$1	$-	$36	$-	$-	$72

Collectively evaluated for impairment	$77	$2,862	$885	$7,236	$70	$3,340	$40	$-	$14,510

The provision for credit losses on loans was an expense of $272,000 in the second quarter of 2024, compared to a reversal of expense of $415,000 in the same period in the prior year.  The provision expense was deemed necessary due to the increase in reserve for collateral dependent loans and an increase in qualitative factors related to the value of underlying collateral for collateral dependent non owner occupied loans and consumer loans.

The process to monitor the credit quality of ChoiceOne’s loan portfolio includes tracking (1) the risk ratings of business loans and (2) delinquent and nonperforming consumer loans. Business loans are risk rated on a scale of 1 to 9. A description of the characteristics of the ratings follows:

Risk Rating 1 through 5 or pass: These loans are considered pass credits. They exhibit acceptable credit risk and demonstrate the ability to repay the loan from normal business operations.

Risk rating 6 or special mention: Loans and other credit extensions bearing this grade are considered to be inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These obligations, even if apparently protected by collateral value, have well-defined weaknesses related to adverse financial, managerial, economic, market, or political conditions that have clearly jeopardized repayment of principal and interest as originally intended. Furthermore, there is the possibility that ChoiceOne Bank will sustain some future loss if such weaknesses are not corrected. Clear loss potential, however, does not have to exist in any individual assets classified as substandard. Loans falling into this category should have clear action plans and timelines with benchmarks to determine which direction the relationship will move.

Risk rating 7 or substandard: Loans and other credit extensions graded “7” have all the weaknesses inherent in those graded “6”, with the added characteristic that the severity of the weaknesses makes collection or liquidation in full highly questionable or improbable based upon currently existing facts, conditions, and values. Loans in this classification should be evaluated for non-accrual status. All nonaccrual commercial and Retail loans must be at a minimum graded a risk code “7”.

Risk rating 8 or doubtful: Loans and other credit extensions bearing this grade have been determined to have the extreme probability of some loss, but because of certain important and reasonably specific factors, the amount of loss cannot be determined. Such pending factors could include merger or liquidation, additional capital injection, refinancing plans, or perfection of liens on additional collateral.

Risk rating 9 or loss: Loans in this classification are considered uncollectible and cannot be justified as a viable asset of ChoiceOne Bank. This classification does not mean the loan has absolutely no recovery value, but that it is neither practical nor desirable to defer writing off this loan even though partial recovery may be obtained in the future.

The following table reflects the amortized cost basis of loans as of June 30, 2024 based on year of origination (dollars in thousands):

Commercial:	2024	2023	2022	2021	2020	Prior	Term Loans Total	Revolving Loans	Grand Total
Agricultural
Pass	$4,093	$2,064	$3,391	$2,998	$1,588	$20,055	$34,189	$10,887	$45,076
Special mention	-	-	-	-	-	198	198	-	198
Substandard	-	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-
Total	$4,093	$2,064	$3,391	$2,998	$1,588	$20,253	$34,387	$10,887	$45,274
Current year-to-date gross write-offs (1)	$-	$-	$-	$-	$-	$-	$-	$-	$-

Commercial and Industrial
Pass	$12,034	$22,713	$35,475	$18,536	$8,736	$15,342	$112,836	$110,682	$223,518
Special mention	-	-	102	21	31	245	399	112	511
Substandard	-	-	-	-	-	-	-	2	2
Doubtful	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-
Total	$12,034	$22,713	$35,577	$18,557	$8,767	$15,587	$113,235	$110,796	$224,031
Current year-to-date gross write-offs (1)	$-	$-	$-	$-	$-	$1	$1	$-	$1

Commercial Real Estate
Pass	$28,961	$152,813	$121,262	$102,700	$69,234	$168,671	$643,641	$159,854	$803,495
Special mention	-	-	-	-	-	362	362	-	362
Substandard	-	-	356	-	-	-	356	-	356
Doubtful	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-
Total	$28,961	$152,813	$121,618	$102,700	$69,234	$169,033	$644,359	$159,854	$804,213
Current year-to-date gross write-offs (1)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Commercial Loans	$45,088	$177,590	$160,586	$124,255	$79,589	$204,873	$791,981	$281,537	$1,073,518

Retail:	2024	2023	2022	2021	2020	Prior	Term Loans Total	Revolving Loans	Grand Total
Consumer
Performing	$4,325	$7,989	$10,010	$5,586	$2,136	$1,710	$31,756	$1,051	$32,807
Nonperforming	-	-	-	-	-	-	-	-	-
Nonaccrual	-	-	3	1	-	-	4	-	4
Total	$4,325	$7,989	$10,013	$5,587	$2,136	$1,710	$31,760	$1,051	$32,811
Current year-to-date gross write-offs (1)	$-	$34	$103	$1	$-	$2	$140	$-	$140

Construction real estate
Performing	$1,105	$2,209	$-	$538	$-	$-	$3,852	$14,899	$18,751
Nonperforming	-	-	-	-	-	-	-	-	-
Nonaccrual	-	-	-	-	-	-	-	-	-
Total	$1,105	$2,209	$-	$538	$-	$-	$3,852	$14,899	$18,751
Current year-to-date gross write-offs (1)	$-	$-	$-	$-	$-	$-	$-	$-	$-

Residential real estate
Performing	$19,368	$48,776	$59,768	$26,752	$15,053	$48,874	$218,591	$55,561	$274,152
Nonperforming	-	-	-	-	-	-	-	-	-
Nonaccrual	-	259	490	833	-	108	1,690	36	1,726
Total	$19,368	$49,035	$60,258	$27,585	$15,053	$48,982	$220,281	$55,597	$275,878
Current year-to-date gross write-offs (1)	$-	$-	$-	$-	$-	$-	$-	$-	$-

Loans to Other Financial Institutions
Performing	$36,569	$-	$-	$-	$-	$-	$36,569	$-	$36,569
Nonperforming	-	-	-	-	-	-	-	-	-
Nonaccrual	-	-	-	-	-	-	-	-	-
Total	$36,569	$-	$-	$-	$-	$-	$36,569	$-	$36,569
Current year-to-date gross write-offs (1)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Retail Loans	$61,367	$59,233	$70,271	$33,710	$17,189	$50,692	$292,462	$71,547	$364,009

The following table reflects the amortized cost basis of loans as of December 31, 2023 based on year of origination (dollars in thousands):

Commercial:	2023	2022	2021	2020	2019	Prior	Term Loans Total	Revolving Loans	Grand Total
Agricultural
Pass	$5,015	$4,088	$3,078	$1,788	$7,028	$18,476	$39,473	$9,507	$48,980
Special mention	-	-	-	-	176	54	230	-	230
Substandard	-	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-
Total	$5,015	$4,088	$3,078	$1,788	$7,204	$18,530	$39,703	$9,507	$49,210
Current year-to-date gross write-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-

Commercial and Industrial
Pass	$23,600	$45,489	$23,462	$10,502	$9,214	$11,882	$124,149	$105,559	$229,708
Special mention	-	-	28	35	73	64	200	3	203
Substandard	-	-	-	-	-	4	4	-	4
Doubtful	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-
Total	$23,600	$45,489	$23,490	$10,537	$9,287	$11,950	$124,353	$105,562	$229,915
Current year-to-date gross write-offs	$-	$55	$30	$71	$-	$2	$158	$-	$158

Commercial Real Estate
Pass	$149,181	$134,289	$107,033	$71,754	$43,846	$136,361	$642,464	$143,120	$785,584
Special mention	-	-	-	-	-	1,337	1,337	-	1,337
Substandard	-	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-
Total	$149,181	$134,289	$107,033	$71,754	$43,846	$137,698	$643,801	$143,120	$786,921
Current year-to-date gross write-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Commercial Loans	$177,796	$183,866	$133,601	$84,079	$60,337	$168,178	$807,857	$258,189	$1,066,046

Retail:	2023	2022	2021	2020	2019	Prior	Term Loans Total	Revolving Loans	Grand Total
Consumer
Performing	$9,775	$13,876	$6,771	$2,849	$1,260	$1,202	$35,733	$808	$36,541
Nonperforming	-	-	-	-	-	-	-	-	-
Nonaccrual	-	-	-	-	-	-	-	-	-
Total	$9,775	$13,876	$6,771	$2,849	$1,260	$1,202	$35,733	$808	$36,541
Current year-to-date gross write-offs	$8	$24	$11	$28	$-	$1	$72	$-	$72

Construction real estate
Performing	$2,507	$2,719	$552	$-	$-	$-	$5,778	$15,158	$20,936
Nonperforming	-	-	-	-	-	-	-	-	-
Nonaccrual	-	-	-	-	-	-	-	-	-
Total	$2,507	$2,719	$552	$-	$-	$-	$5,778	$15,158	$20,936
Current year-to-date gross write-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-

Residential real estate
Performing	$54,231	$64,768	$28,301	$16,391	$12,556	$40,270	$216,517	$49,491	$266,008
Nonperforming	-	-	-	-	-	-	-	-	-
Nonaccrual	-	380	826	-	-	486	1,692	30	1,722
Total	$54,231	$65,148	$29,127	$16,391	$12,556	$40,756	$218,209	$49,521	$267,730
Current year-to-date gross write-offs	$-	$26	$-	$-	$-	$1	$27	$-	$27

Loans to Other Financial Institutions
Performing	$19,400	$-	$-	$-	$-	$-	$19,400	$-	$19,400
Nonperforming	-	-	-	-	-	-	-	-	-
Nonaccrual	-	-	-	-	-	-	-	-	-
Total	$19,400	$-	$-	$-	$-	$-	$19,400	$-	$19,400
Current year-to-date gross write-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Retail Loans	$85,913	$81,743	$36,450	$19,240	$13,816	$41,958	$279,120	$65,487	$344,607

(1)
It is noted that write-offs in the table above do not include checking account write offs.   Checking account write-offs during the first six months of 2024 were $311,000 or an annualized $628,000 compared to $480,000 during the full year 2023 and $221,000 or an annualized $442,000 during the first six months of 2023.

The following tables presents the amortized cost basis of the loans modified to borrowers experiencing financial difficulty disaggregated by class of financing receivable and type of concession granted during the first six months of 2024 and the full year 2023.

For the period ended:	June 30, 2024

	Term Extension
(Dollars in thousands)	Amortized Cost Basis	% of Total Class of Financing Receivable
Residential real estate	123	0%
Total	$123

For the period ended:	December 31, 2023

	Term Extension
(Dollars in thousands)	Amortized Cost Basis	% of Total Class of Financing Receivable
Commercial and industrial	$60	0%
Residential real estate	129	0%
Total	$189

The following table presents the financial effect by type of modification made to borrowers experiencing financial difficulty and class of financing receivable during the first six months of 2024 and the full year 2023.

For the period ended:	June 30, 2024
Term Extension
Residential real estate	Provided with new five year payment plan based on bankruptcy.

For the period ended:	December 31, 2023
Term Extension
Commercial and industrial	Termed out line of credit & termed out draw note
Residential real estate	Provided with new twelve month payment plan to catch up on past due balance.

The following table presents the period-end amortized cost basis of financing receivables that had a payment default during the period and were modified in the 12 months before default to borrowers experiencing financial difficulty.

For the period ended:	June 30, 2024
(Dollars in thousands)	Term extension
Commercial and industrial	-
Residential real estate	123
Total	$123

For the period ended:	December 31, 2023
(Dollars in thousands)	Term extension
Commercial and industrial	60
Residential real estate	129
Total	$189

The following table presents the period-end amortized cost basis of loans that have been modified in the past 12 months to borrowers experiencing financial difficulty by payment status and class of financing receivable.

For the period ended:	June 30, 2024
(Dollars in thousands)	Current	30-89 days	Greater than 90 days	Total
Commercial and industrial	$46	-	-	$46
Residential real estate	-	-	123	123
Total	$46	$-	$123	$169

For the period ended:	December 31, 2023
(Dollars in thousands)	Current	30-89 days	Greater than 90 days	Total
Commercial and industrial	$60	$-	$-	$60
Residential real estate	-	-	129	129
Total	$60	$-	$129	$189

Nonaccrual loans by loan category were as follows:

As of June 30, 2024
(Dollars in thousands)	Nonaccrual loans with no ACL	Total nonaccrual loans	Interest income recognized year to date on nonaccrual loans
Consumer	$-	$4	$-
Commercial real estate	356	356	9
Residential real estate	262	1,726	2
Total nonaccrual loans	$618	$2,086	$11

As of June 30, 2023
(Dollars in thousands)	Nonaccrual loans with no ACL	Total nonaccrual loans	Interest income recognized year to date on nonaccrual loans
Residential real estate	$676	$1,581	$-
Total nonaccrual loans	$676	$1,581	$-

As of December 31, 2023
(Dollars in thousands)	Nonaccrual loans with no ACL	Total nonaccrual loans	Interest income recognized year to date on nonaccrual loans
Commercial and industrial	$-	$1	$-
Residential real estate	707	1,722	16
Total nonaccrual loans	$707	$1,723	$16

An aging analysis of loans by loan category follows:

(Dollars in thousands)	Loans Past Due 30 to 59 Days (1)	Loans Past Due 60 to 89 Days (1)	Loans Past Due Greater Than 90 Days (1)	Total (1)	Loans Not Past Due	Total Loans	Loans 90 Days Past Due and Accruing
June 30, 2024
Agricultural	$-	$-	$-	$-	$45,274	$45,274	$-
Commercial and industrial	61	-	-	61	223,970	224,031	-
Consumer	46	-	3	49	32,762	32,811	-
Commercial real estate	148	-	356	504	803,709	804,213	-
Construction real estate	-	-	-	-	18,751	18,751	-
Residential real estate	1,507	361	499	2,367	273,511	275,878
Loans to Other Financial Institutions	-	-	-	-	36,569	36,569
	$1,762	$361	$858	$2,981	$1,434,546	$1,437,527	$-

December 31, 2023
Agricultural	$-	$-	$-	$-	$49,210	$49,210	$-
Commercial and industrial	-	-	1	1	229,914	229,915	-
Consumer	31	2	-	33	36,508	36,541	-
Commercial real estate	173	-	-	173	786,748	786,921	-
Construction real estate	-	-	-	-	20,936	20,936	-
Residential real estate	755	549	870	2,174	265,556	267,730	-
Loans to Other Financial Institutions	-	-	-	-	19,400	19,400
	$959	$551	$871	$2,381	$1,408,272	$1,410,653	$-

(1)	Includes nonaccrual loans.

NOTE 4 – EARNINGS PER SHARE

Earnings per share are based on the weighted average number of shares outstanding during the period. A computation of basic earnings per share and diluted earnings per share follows:

(Dollars in thousands, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Basic
Net income	$6,586	$5,213	$12,220	$10,846
Weighted average common shares outstanding	7,569,241	7,529,177	7,560,960	7,524,257
Basic earnings per common shares	$0.87	$0.69	$1.62	$1.44
Diluted
Net income	$6,586	$5,213	$12,220	$10,846
Weighted average common shares outstanding	7,569,241	7,529,177	7,560,960	7,524,257
Plus dilutive stock options and restricted stock units	35,722	22,720	37,255	28,335
Weighted average common shares outstanding and potentially dilutive shares	7,604,963	7,551,897	7,598,215	7,552,592
Diluted earnings per common share	$0.87	$0.69	$1.61	$1.44

There were 6,000 stock options that were considered anti-dilutive to earnings per share for the three months ended June 30 2024 and 4,500 stock option that were considered anti-dilutive to earnings per share for the six months ended June 30,2024.  There were 15,000 stock options and 5,125 performance awards that were considered anti-dilutive to earnings per share for the three months ended June 30, 2023.  There were 15,000 stock option that were considered anti-dilutive to earnings per share for the six months ended June 30, 2023.

 NOTE 5 – FINANCIAL INSTRUMENTS

 Financial instruments as of the dates indicated were as follows:

(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2024
Assets
Cash and cash equivalents	$101,002	$101,002	$101,002	$-	$-
Equity securities at fair value	7,502	7,502	4,661	-	2,841
Securities available for sale	491,670	491,670	79,311	412,359	-
Securities held to maturity	392,699	332,583	-	319,702	12,881
Federal Home Loan Bank and Federal
Reserve Bank stock	9,515	9,515	-	9,515	-
Loans held for sale	5,946	6,124	-	6,124	-
Loans, net	1,421,375	1,379,874	-	-	1,379,874
Accrued interest receivable	10,441	10,441	-	10,441	-
Interest rate lock commitments	23	23	-	23	-
Interest rate derivative contracts	23,629	23,629	-	23,629	-

Liabilities
Noninterest-bearing deposits	517,137	517,137	517,137	-	-
Interest-bearing deposits	1,582,365	1,580,436	-	1,580,436	-
Brokered deposits	27,177	27,126	-	27,126	-
Borrowings	210,000	209,286	-	209,286	-
Subordinated debentures	35,630	31,942	-	31,942	-
Accrued interest payable	5,120	5,120	-	5,120	-
Interest rate derivative contracts	-	-	-	-	-

December 31, 2023
Assets
Cash and cash equivalents	$55,433	$55,433	$55,433	$-	$-
Equity securities at fair value	7,505	7,505	4,749	-	2,756
Securities available for sale	514,598	514,598	80,194	434,404	-
Securities held to maturity	407,959	348,791	-	335,493	13,298
Federal Home Loan Bank and Federal
Reserve Bank stock	9,514	9,514	-	9,514	-
Loans held for sale	4,710	4,851	-	4,851	-
Loans, net	1,394,968	1,362,920	-	-	1,362,920
Accrued interest receivable	10,066	10,066	-	10,066	-
Interest rate lock commitments	64	64	-	64	-
Interest rate derivative contracts	8,880	8,880	-	8,880	-

Liabilities
Noninterest-bearing deposits	547,625	547,625	547,625	-	-
Interest-bearing deposits	1,550,985	1,549,386	-	1,549,386	-
Brokered deposits	23,445	23,435	-	23,435	-
Borrowings	200,000	199,743	-	199,743	-
Subordinated debentures	35,507	31,748	-	31,748	-
Accrued interest payable	6,223	6,223	-	6,223	-
Interest rate derivative contracts	-	-	-	-	-

NOTE 6 – FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis at March 31, 2024 and December 31, 2023, and the valuation techniques used by the Company to determine those fair values.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

Disclosures concerning assets and liabilities measured at fair value are as follows:

Assets and Liabilities Measured at Fair Value on a Recurring Basis

(Dollars in thousands)	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at Date Indicated
Equity Securities Held at Fair Value - June 30, 2024
Equity securities	$4,661	$-	$2,841	$7,502

Investment Securities, Available for Sale - June 30, 2024
U.S. Treasury notes and bonds	$79,311	$-	$-	$79,311
State and municipal	-	229,255	-	229,255
Mortgage-backed	-	173,058	-	173,058
Corporate	-	205	-	205
Asset-backed securities	-	9,841	-	9,841
Total	$79,311	$412,359	$-	$491,670

Derivative Instruments - June 30, 2024
Interest rate derivative contracts - assets	$-	$23,629	$-	$23,629
Interest rate derivative contracts - liabilities	$-	$-	$-	$-

Equity Securities Held at Fair Value - December 31, 2023
Equity securities	$4,749	$-	$2,756	$7,505

Investment Securities, Available for Sale - December 31, 2023
U. S. Treasury notes and bonds	$80,194	$-	$-	$80,194
State and municipal	-	234,682	-	234,682
Mortgage-backed	-	188,501	-	188,501
Corporate	-	204	-	204
Asset-backed securities	-	11,017	-	11,017
Total	$80,194	$434,404	$-	$514,598

Derivative Instruments - December 31, 2023
Interest rate derivative contracts - assets	$-	$8,880	$-	$8,880
Interest rate derivative contracts - liabilities	$-	$-	$-	$-

Securities classified as available for sale are generally reported at fair value utilizing Level 2 inputs. ChoiceOne’s external investment advisor obtained fair value measurements from an independent pricing service that uses matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs). The fair value measurements considered observable data that may include dealer quotes, market spreads, cash flows and the bonds' terms and conditions, among other things. Securities classified in Level 2 included U.S. Government and federal agency securities, state and municipal securities, mortgage-backed securities, corporate bonds, and asset backed securities. The Company classified certain state and municipal securities and corporate bonds, and equity securities as Level 3. Based on the lack of observable market data, estimated fair values were based on the observable data available and reasonable unobservable market data.

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis

	Six Months Ended June 30,
(Dollars in thousands)	2024	2023
Equity Securities Held at Fair Value
Balance, January 1	$2,756	$2,542
Total realized and unrealized gains included in noninterest income	52	60
Net purchases, sales, calls, and maturities	33	98
Net transfers into Level 3	-	-
Balance, June 30,	$2,841	$2,700

Amount of total losses for the period included in earning attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at June 30,	$12	$-

Of the Level 3 assets that were held by the Company at June 30, 2024, the net unrealized gain as of June 30, 2024 was $265,000, compared to $202,000 as of June 30, 2023.  The change in the net unrealized gain or loss is recognized in noninterest income or other comprehensive income in the consolidated balance sheets and income statements. Amounts recognized in noninterest income relate to changes in equity securities. A total of $33,000 and $98,000 of Level 3 securities were purchased during the six months ended 2024 and 2023, respectively.

Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets and liabilities. As a result, the unrealized gains and losses for these assets and liabilities presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

The Company also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets are not normally measured at fair value, but can be subject to fair value adjustments in certain circumstances, such as impairment. Disclosures concerning assets measured at fair value on a non-recurring basis are as follows:

Assets Measured at Fair Value on a Non-recurring Basis

(Dollars in thousands)	Balances at Dates Indicated	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral Dependent Loans
June 30, 2024	$923	$-	$-	$923
December 31, 2023	$387	$-	$-	$387

Other Real Estate
June 30, 2024	$272	$-	$-	$272
December 31, 2023	$122	$-	$-	$122

Collateral dependent loans classified as Level 3 are loans for which the repayment is expected to be provided substantially through the sale or operation of the collateral when the borrower is experiencing financial difficulty.  The fair value of the collateral should be adjusted for estimated costs to sell if the repayment depends on the sale of the collateral. The net carrying amount of the loan should not exceed the fair value of the collateral (less costs to sell, if applicable).

NOTE 7 – REVENUE FROM CONTRACTS WITH CUSTOMERS

ChoiceOne has a variety of sources of revenue, which include interest and fees from customers as well as revenue from non-customers.  ASC Topic 606, Revenue from Contracts with Customers, covers certain sources of revenue that are classified within noninterest income in the Consolidated Statements of Income.  Sources of revenue that are included in the scope of ASC Topic 606 include service charges and fees on deposit accounts, interchange income, investment asset management income and transaction-based revenue, and other charges and fees for customer services.

Service Charges and Fees on Deposit Accounts

Revenue includes charges and fees to provide account maintenance, overdraft services, wire transfers, funds transfer, and other deposit-related services.  Account maintenance fees such as monthly service charges are recognized over the period of time that the service is provided.  Transaction fees such as wire transfer charges are recognized when the service is provided to the customer.

Interchange Income

Revenue includes debit card interchange and network revenues.  This revenue is earned on debit card transactions that are conducted through payment networks such as MasterCard. The revenue is recorded as services are delivered and is presented net of interchange expenses.

Investment Commission Income

Revenue includes fees from the investment management advisory services and revenue is recognized when services are rendered.  Revenue also includes commissions received from the placement of brokerage transactions for purchase or sale of stocks or other investments. Commission income is recognized when the transaction has been completed.

Trust Fee Income

Revenue includes fees from the management of trust assets and from other related advisory services. Revenue is recognized when services are rendered.

Following is noninterest income separated by revenue within the scope of ASC 606 and revenue within the scope of other GAAP topics:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2024	2023	2024	2023
Service charges and fees on deposit accounts	$1,134	$1,105	$2,252	$2,132
Interchange income	1,528	1,166	2,815	2,406
Investment commission income	190	172	388	368
Trust fee income	220	196	433	380
Other charges and fees for customer services	99	155	247	292
Noninterest income from contracts with customers within the scope of ASC 606	3,171	2,794	6,135	5,578
Noninterest income within the scope of other GAAP topics	912	691	1,999	1,578
Total noninterest income	$4,083	$3,485	$8,134	$7,156

 NOTE 8 – DERIVATIVE AND HEDGING ACTIVITIES

ChoiceOne is exposed to certain risks relating to its ongoing business operations. ChoiceOne utilizes interest rate derivatives as part of its asset liability management strategy to help manage its interest rate risk position. Derivative instruments represent contracts between parties that result in one party delivering cash to the other party based on a notional amount and an underlying term (such as a rate, security price or price index) as specified in the contract. The amount of cash delivered from one party to the other is determined based on the interaction of the notional amount of the contract with the underlying term. Derivatives are also implicit in certain contracts and commitments.

ChoiceOne recognizes derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. ChoiceOne records derivative assets and derivative liabilities on the balance sheet within other assets and other liabilities, respectively. Changes in the fair value of derivative financial instruments are either recognized in income or in shareholders’ equity as a component of accumulated other comprehensive income or loss depending on whether the derivative financial instrument qualifies for hedge accounting and, if so, whether it qualifies as a fair value hedge or cash flow hedge.

Interest rate swaps

ChoiceOne uses interest rate swaps as part of its interest rate risk management strategy to add stability to net interest income and to manage its exposure to interest rate movements. Interest rate swaps designated as hedges involve the receipt of variable-rate amounts from a counterparty in exchange for ChoiceOne making fixed-rate payments or the receipt of fixed-rate amounts from a counterparty in exchange for ChoiceOne making variable rate payments, over the life of the agreements without the exchange of the underlying notional amount.

In the second quarter of 2022, ChoiceOne entered into two pay-floating/receive-fixed interest rate swaps (the “Pay Floating Swap Agreements”) for a total notional amount of $200.0 million that were designated as cash flow hedges. These derivatives hedge the variable cash flows of specifically identified available-for-sale securities, cash and loans. The Pay Floating Swap Agreements were determined to be highly effective during the periods presented and therefore no amount of ineffectiveness has been included in net income. The Pay Floating Swap Agreements pay a coupon rate equal to SOFR while receiving a fixed coupon rate of 2.41%.  In March 2023, ChoiceOne terminated all Pay Floating Swap Agreements for a cash payment of $4.2 million.  The loss was amortized into interest income over 13 months, which was the remaining period of the swap agreements.  As of April 2024, the loss was fully amortized.

In the second quarter of 2022, ChoiceOne entered into one forward starting pay-fixed/receive-floating interest rate swap (the “Pay Fixed Swap Agreement”) for a notional amount of $200.0 million that was designated as a cash flow hedge. This derivative hedges the risk of variability in cash flows attributable to forecasted payments on future deposits or floating rate borrowings indexed to the SOFR Rate. The Pay Fixed Swap Agreement is two years forward starting with an eight-year term set to expire in 2032. The Pay Fixed Swap Agreements will pay a fixed coupon rate of 2.75% while receiving the SOFR Rate, which began in April 2024. Net settlements on the Pay Fixed Swap Agreement were $974,000 for the six months ended June 30, 2024, which were included in interest expense.

In the fourth quarter of 2022, ChoiceOne entered into four pay-fixed/receive-floating interest rate swaps for a total notional amount of $201.0 million that were designated as fair value hedges. These derivatives hedge the risk of changes in fair value of certain available for sale securities for changes in the SOFR benchmark interest rate component of the fixed rate bonds. All four of these hedges were effective immediately on December 22, 2022. Of the total notional value, $101.9 million has a ten-year term set to expire in 2032, with the benchmark SOFR interest rate risk component of the fixed rate bonds equal to 3.390%. Of the total notional value, $50.0 million has a nine-year term set to expire in 2031, with the benchmark SOFR interest rate risk component of the fixed rate bonds equal to 3.4015%. The remaining notional value of $49.1 million has a nine-year term set to expire in 2031, with the benchmark SOFR interest rate risk component of the fixed rate bond equal to 3.4030%. ChoiceOne adopted ASC2022-01, as of December 20, 2022, to use the portfolio layer method. The fair value basis adjustment associated with available-for-sale fixed rate bonds initially results in an adjustment to AOCI.  For available-for-sale securities subject to fair value hedge accounting, the changes in the fair value of the fixed rate bonds related to the hedged risk (the benchmark interest rate component and the partial term) are then reclassed from AOCI to current earnings offsetting the fair value measurement change of the interest rate swap, which is also recorded in current earnings. Net cash settlements are received/paid semi-annually, with the first starting in March 2023, and are included in interest income.

Net settlements on these four pay-fixed/receive-floating swaps were $989,000 and $798,000 for the three months ended June 30, 2024 and 2023, respectively, and $2.0 million and $1.4 million for the six months ended June 30, 2024 and 2023, respectively, which were included in interest income.

The table below presents the fair value of derivative financial instruments as well as the classification within the consolidated statements of financial condition:

	June 30, 2024		December 31, 2023
(Dollars in thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Interest rate contracts	Other Assets	$23,629	Other Assets	$8,880
Interest rate contracts	Other Liabilities	$-	Other Liabilities	$-

The table below presents the effect of fair value and cash flow hedge accounting on the consolidated statements of operations for the periods presented:

	Location and Amount of Gain or (Loss) Recognized in Income on Fair Value and Cash Flow Hedging Relationships				Location and Amount of Gain or (Loss) Recognized in Income on Fair Value and Cash Flow Hedging Relationships
	Three months ended June 30, 2024		Three months ended June 30, 2023		Six months ended June 30, 2024		Six months ended June 30, 2023
(Dollars in thousands)	Interest Income	Interest Expense	Interest Income	Interest Expense	Interest Income	Interest Expense	Interest Income	Interest Expense
Total amounts of income and expense line items presented in the consolidated statements of income in which the effects of fair value or cash flow hedges are recorded	$800	$974	$(137)	$-	$858	$974	$(504)	$-

Gain or (loss) on fair value hedging relationships:
Interest rate contracts:
Hedged items	$(1,664)	$-	$(6,753)	$-	$(6,986)	$-	$(731)	$-
Derivatives designated as hedging instruments	$1,680	$-	$6,705	$-	$6,945	$-	$745	$-
Amount excluded from effectiveness testing recognized in earnings based on amortization approach	$-	$-	$-	$-	$-	$-	$-	$-

Gain or (loss) on cash flow hedging relationships:
Interest rate contracts:
Amount of gain or (loss) reclassified from accumulated other comprehensive income into income	$(205)	$-	$(887)	$-	$(1,092)	$-	$(1,043)	$-
Amount excluded from effectiveness testing recognized in earnings based on amortization approach	$-	$-	$-	$-	$-	$-	$-	$-

The table below presents the cumulative basis adjustments on hedged items designated as fair value hedges and the related amortized cost of those items as of the periods presented:

(Dollars in thousands) Line Item in the Statement of Financial Position in which the Hedged Item is included	Amortized cost of the Hedged Assets/(Liabilities)	June 30, 2024 Cumulative amount of Fair Value Hedging Adjustment included in the carrying amount of the Hedged Assets/(Liabilities)
Securities available for sale	$221,452	$(7,383)

 NOTE 9 – Borrowings

Federal Home Loan Bank Advances

(Dollars in thousands)	June 30, 2024	December 31, 2023
Maturity of July 2025 with fixed interest rate of 4.88%	$20,000	$20,000
Maturity of January 2026 with fixed interest rate of 4.35%	10,000	-
Maturity of December 2026 with fixed interest rate of 4.20%	10,000	10,000
Total advances outstanding at period end	$40,000	$30,000

Bank Term Funding Program (“BTFP”)

(Dollars in thousands)	June 30, 2024	December 31, 2023
Maturity of May 2024 with fixed interest rate of 4.71%	$-	$160,000
Maturity of December 2024 with fixed interest rate of 4.83%	-	10,000
Maturity of January 2025 with fixed interest rate of 4.76%	170,000	-
Total BTFP outstanding at period end	$170,000	$170,000

Advances from the FHLB were secured by residential real estate loans with a carrying value of approximately $196.0 million at June 30, 2024 and residential real estate loans with a carrying value of approximately $191.1 million and securities with a carrying value of approximately $278.5 million at December 31, 2023, respectively. Based on this collateral, the Bank was eligible to borrow an additional $90.5 million at June 30, 2024.

Advances from the Federal Reserve Bank were secured by securities with a carrying value of approximately $510.0 million and loans with a carrying value of approximately $460.3 million at June 30, 2024 and securities with a carrying value of approximately $526.4 million and loans with a carrying value of approximately $433.2 million at December 31, 2023, respectively. Based on this collateral, the Bank was eligible to borrow an additional $669.0 million at June 30, 2024.

In June 2021, ChoiceOne obtained a $20 million line of credit with an annual renewal.  The line carries a floating rate of prime rate with a floor of 3.25% and current rate of 8.5% at June 30, 2024.  The credit agreement includes certain financial covenants, including minimum capital ratios, asset quality ratios, and the requirements of achieving certain profitability thresholds.
ChoiceOne was in compliance with all covenants as of June 30, 2024. The line of credit balance was $0 at June 30, 2024.

NOTE 10 – Subsequent Events

On July 25, 2024 ChoiceOne, announced that it has commenced an underwritten public offering of shares of its common stock. ChoiceOne also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of its common stock sold in the offering.  The offering is expected to raise an amount equal to at least $[_____]. The proceeds from the offering will qualify as tangible common equity and Tier 1 common equity. The Company intends to use the net proceeds of this offering for general corporate purposes including supplementing regulatory capital ratios and in conjunction with its announced merger with Fentura Financial, Inc. (“Fentura”).

On July 25, 2024, ChoiceOne and Fentura Financial, Inc. (“Fentura”), the parent company of The State Bank, announced the signing of a definitive merger agreement pursuant to which ChoiceOne and Fentura will merge in an all-stock transaction.  Under the terms of the merger agreement, each share of Fentura common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 1.35 shares of ChoiceOne common stock. Once completed, the combination will create the third largest publicly traded bank in Michigan with approximately $4.3 billion in consolidated total assets and 56 offices in Western, Central and Southeastern Michigan. The proposed transaction is expected to close in the first quarter of 2025, subject to the satisfaction of customary closing conditions, including receipt of approval from Fentura and ChoiceOne shareholders and receipt of all necessary regulatory approvals.